EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

Key Tronic Elects Craig D. Gates

President and Chief Executive Officer

Spokane Valley, WA— April 24, 2009 — Key Tronic Corporation (Nasdaq:KTCC), a provider of electronic manufacturing services (EMS), today announced that on April 23, 2009, Jack W. Oehlke resigned as President and CEO of the Company due to health reasons.

On the same day the Board of Directors elected Craig D. Gates President and CEO of the Company. Mr. Gates, age 50, has been an employee of the Company since October, 1994.

Mr. Gates has been Executive Vice President and General Manager of the Company since August 2002. Previously he was Executive Vice President of Marketing, Engineering and Sales since July 1997. He served as Vice President and General Manager of New Business Development from October 1995 to July 1997. He joined the Company as Vice President of Engineering in October of 1994. From 1991 to October 1994 Mr. Gates served as Director of Operations, Electronics for the Microswitch Division of Honeywell Inc. From 1982 to 1991, Mr. Gates held various engineering and management positions within the Microswitch Division. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana.

Mr. Oehlke will continue as an employee of the Company until December 31, 2009, on terms to be agreed upon, to assist in the transition of his day to day responsibilities.

“We are grateful to Jack Oehlke and Craig Gates for the critical roles they have played in developing and implementing our EMS strategy over the past 12 years. The Board is confident that Craig Gates brings to the position of President and CEO the required experience and continuity of leadership required for the Company to continue to successfully execute its strategic objectives,” said Dale Pilz, Chairman of the Board.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future.